Exhibit 99.1
News Release

Contact:	H. Andrew Cantor 800-982-9293 · 303-708-5959
Archstone-Smith Announces Retirement of Chief Operating Officer J. Lindsay Freeman and Related Management Changes
DENVER — January 5, 2007 — Archstone-Smith (NYSE:ASN) today announced that J. Lindsay Freeman, the company’s chief operating officer and a 13-year company veteran, will retire at the end of 2007. Mr. Freeman joined Archstone-Smith in 1994 and was promoted to chief operating officer in 2002.
“Lindsay has been a fantastic partner in every sense of the word: always dependable, incredibly supportive, exceptionally service-oriented—with a wonderful affinity and loyalty for people,” said R. Scot Sellers, chairman and chief executive officer. “With his more than 35 years of experience in real estate, he has established a reputation for honesty, integrity and intelligence, while mentoring countless future industry leaders.”
“The decision to leave Archstone-Smith at the end of this year was a difficult one, and although I am looking forward to starting the next chapter of my life, I will miss working with the thousands of associates who have been so dedicated to our success,” said Mr. Freeman. “Together we have built a company that we can truly be proud of, and I have the utmost confidence that Scot and the rest of the Archstone-Smith organization will continue to be leaders in the real estate industry.”
Archstone-Smith also announced a number of related management changes that will coincide with Mr. Freeman’s retirement:
•	Charles E. Mueller, Jr., who has been with the company for 13 years and chief financial officer for eight years, will become chief operating officer.

•	Jack R. Callison, Jr., executive vice president-east operations and 10-year company veteran, will assume the newly created role of president-U.S. operations.

•	Gerald R. Morgan, senior vice president-national operations, will take over as chief financial officer. In addition to his seven-year tenure with Archstone-Smith, Mr. Morgan brings six years of experience as a chief financial officer with other large companies to his new position.
“The promotions for Chaz, Jack and Gerry are a testament to the depth and breadth of talent within our organization, and I am confident that they will be extremely successful in their new roles,” added Mr. Sellers.
Archstone-Smith (NYSE: ASN), an S&P 500 company, is a recognized leader in apartment investment and operations. With a current total market capitalization of $21.1 billion, the company’s portfolio is concentrated in many of the most desirable neighborhoods in the Washington, D.C. metropolitan area, Southern California, the New York City metropolitan area, the San Francisco Bay Area, Boston, Seattle, Southeast Florida and Chicago. The company
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Archstone-Smith Announces Retirement of
Chief Operating Officer J. Lindsay Freeman

continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments in assets with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers — backed by unconditional service guarantees. As of October 31, 2006, Archstone-Smith owned or had an ownership position in 353 communities, representing 89,699 units, including units under construction.
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Archstone-Smith’s archived press releases are available on its web site at www.ArchstoneSmith.com or may be obtained by calling (800) 982-9293.
In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2005 Annual Report on Form 10-K for factors that could affect Archstone-Smith’s future financial performance.